                                                                 EXHIBIT 10.50

                         AMENDED AND RESTATED

                         OPERATING  AGREEMENT
                                  OF
                    NHP/PRC MANAGEMENT COMPANY LLC

PAGE 2


                           TABLE OF CONTENTS
ARTICLE I
        DEFINITIONS                                                           1

ARTICLE II
        FORMATION                                                             8
2.1     ORGANIZATION                                                          8
2.2     AGREEMENT, EFFECT OF INCONSISTENCIES WITH ACT                         8
2.3     NAME                                                                  9
2.4     EFFECTIVE DATE                                                        9
2.5     TERM                                                                  9
2.6     REGISTERED AGENT AND OFFICE.                                          9
2.7     PRINCIPAL OFFICE; OTHER OFFICES.                                      9
2.8     FOREIGN QUALIFICATION.                                               10

ARTICLE III
        NATURE OF BUSINESS                                                   10

ARTICLE IV
        ACCOUNTING AND RECORDS                                               10
4.1     ACCESS TO INFORMATION                                                10
4.2     AUDITS                                                               10
4.3     RECORDS TO BE MAINTAINED                                             10
4.4     REPORTS TO MEMBERS                                                   11
4.5     NOTICE OF CERTAIN EVENTS                                             12
4.6     TAX RETURNS AND REPORTS                                              12

ARTICLE V
        MEMBERSHIP INTERESTS                                                 13
5.1     MEMBERSHIP INTERESTS                                                 13
5.2     INITIAL OWNERSHIP OF MEMBERSHIP INTERESTS                            13

ARTICLE VI
        RIGHTS AND DUTIES OF MEMBERS                                         13
6.1     MANAGEMENT RIGHTS                                                    13
6.3     LIABILITY OF MEMBERS                                                 16
6.4     EXCULPATION                                                          16
6.5     REPRESENTATIONS AND WARRANTIES                                       16
6.6     CONFLICTS OF INTEREST                                                17
6.7     TITLE TO COMPANY PROPERTY                                            17

ARTICLE VII
        MANAGERS                                                             18
7.1     BOARD OF MANAGERS                                                    18
7.2     POWERS OF THE BOARD OF MANAGERS                                      18

7.3     ELECTION, NUMBER, QUALIFICATION, REMOVAL AND REPLACEMENT OF
        MANAGERS                                                             19
7.4     INITIAL BOARD OF MANAGERS                                            20
7.5     MEETINGS OF THE BOARD OF MANAGERS, NOTICES OF MEETINGS AND
        AGENDAS FOR MEETINGS                                                 20
7.6     ACTION BY WRITTEN CONSENT                                            21
7.7     TELEPHONIC MEETINGS.                                                 21
7.8     QUORUM; ACTION OF THE BOARD; ADJOURNMENTS                            22
7.9     COMPANY MINUTES.                                                     22
7.10    CONFLICTS OF INTEREST                                                22
7.11    OFFICERS.                                                            22
7.12    COMPENSATION                                                         24
7.13    COMMITTEES.                                                          24
7.14    MEMBERS AS EMPLOYEES; TRANSACTIONS WITH AFFILIATES                   24
7.15    STANDARD OF CARE                                                     24

ARTICLE VIII
        CONTRIBUTIONS AND CAPITAL ACCOUNTS                                   25
8.1     INITIAL CONTRIBUTIONS                                                25
8.2     MAINTENANCE OF CAPITAL ACCOUNTS                                      25
8.3     COMPLIANCE WITH SECTION 704(B) OF THE CODE                           25
8.4     ADVANCES                                                             26

ARTICLE IX
        DISTRIBUTIONS AND ALLOCATIONS                                        26
9.1     DISTRIBUTIONS                                                        26
9.2     ALLOCATIONS                                                          27

ARTICLE X
        TAXES                                                                31
10.1    ELECTIONS                                                            31
10.2    TAXES OF TAXING JURISDICTIONS                                        31
10.3    TAX MATTERS MEMBER                                                   31
10.4    TAX MATTERS MEMBER DUTIES                                            31
10.5    ACCRUAL METHOD OF ACCOUNTING                                         31
10.6    CONSISTENT REPORTING                                                 32

ARTICLE XI
        DISPOSITION OF MEMBERSHIP INTERESTS                                  32
11.1    DISPOSITION                                                          32
11.2    PERMITTED ASSIGNMENTS                                                32
11.3    CERTAIN PERMITTED DISPOSITIONS                                       33
11.4    COMPLIANCE WITH SECURITIES LAWS                                      33
11.5    REGISTRATION OF PLEDGE; COMPLIANCE WITH UCC                          33

ARTICLE XII
        DISSOCIATION OF A MEMBER                                             33
12.1    DISSOCIATION                                                         33
12.2    PURCHASE OF DISSOCIATED MEMBER'S MEMBERSHIP INTEREST                 34
12.3    PURCHASE PRICE OF DISSOCIATED MEMBER'S MEMBERSHIP INTEREST           34
12.4    DAMAGES                                                              35

ARTICLE XIII
        ADMISSION OF ASSIGNEES AND ADDITIONAL
        MEMBERS; WITHDRAWAL RIGHTS OF MEMBERS;
        EXCLUSION OF MEMBERS                                                 35
13.1    ADMISSION OF SUBSTITUTE MEMBERS                                      35
13.2    ADMISSION OF PERMITTED TRANSFEREES                                   35
13.3    ADMISSION OF ADDITIONAL MEMBERS                                      35
13.4    WITHDRAWAL RIGHTS OF MEMBERS                                         35
13.5    EXPULSION OF MEMBERS                                                 36

ARTICLE XIV
        DISSOLUTION AND WINDING UP                                           36
14.1    DISSOLUTION                                                          36
14.2    EFFECT OF DISSOLUTION                                                36
14.3    DISTRIBUTION OF ASSETS ON DISSOLUTION                                36
14.4    WINDING UP AND CERTIFICATE OF DISSOLUTION                            37

ARTICLE XV
        AMENDMENT                                                            37

ARTICLE XVI
        MISCELLANEOUS PROVISIONS                                             37
16.1    NOTICE                                                               37
16.2    NO PARTNERSHIP INTENDED FOR NONTAX PURPOSES                          38
16.3    RIGHTS OF CREDITORS AND THIRD PARTIES UNDER THIS AGREEMENT           38
16.4    CERTAIN EXPENSES                                                     38
16.5    GOVERNING LAW                                                        39
16.6    ARBITRATION                                                          39
16.7    COUNTERPARTS                                                         40
16.8    RULES OF CONSTRUCTION                                                40
16.9    SPECIFIC PERFORMANCE                                                 40

ARTICLE XVII
        NHP INCORPORATED GUARANTY                                            40
17.1    GUARANTY                                                             40
17.2    NATURE OF GUARANTY                                                   40
17.3    REPRESENTATIONS AND WARRANTIES                                       40
17.4    OWNERSHIP OF NHP                                                     40

                                OPERATING  AGREEMENT
                                         OF
                           NHP/PRC MANAGEMENT COMPANY LLC

     This Operating Agreement (this "Agreement") of NHP/PRC Management Company LLC, a Delaware limited liability company, organized pursuant to the Act (the "Company"), is entered into and shall be effective as of the Effective Date, by and among the Company and the Persons executing this Agreement as Members.

     WHEREAS, the Company was formed by Mr. Frank Linde, Mr. John Chatzky, and Property Resources Corporation on November 6, 1996 by the filing of a certificate of formation under the Act; and

     WHEREAS, on the Effective Date, Property Resources Corporation sold a 15% Membership Interest in the company to NHP Management Company, a District of Columbia corporation, and after such sale Messrs. Linde and Chatzky contributed their interest in the Company to Property Resources Corporation.


                                    ARTICLE I
                                   DEFINITIONS

     For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

     ACT - The Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, ET SEQ., and any successor statute, as amended from time to time.

     ADDITIONAL MEMBER - A Member other than an Initial Member or a Substitute Member who has acquired a Membership Interest from the Company.

     ADJUSTED CAPITAL ACCOUNT DEFICIT - With respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

               (i) such deficit shall be decreased by any amounts which such Member is deemed to be obligated to restore, pursuant to Regulation Section 1.704-2(g)(1); and

              (ii) such deficit shall be increased by the items described in Regulations SectionSection1.704-1(b)(2)(ii)(d)(4), (5) and (6).

     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     ADMISSION AGREEMENT - The Agreement between an Additional Member described in Article XIII or a Substitute Member and the Company pursuant to which an Additional Member or a Substitute Member becomes a Member of the Company.

     AFFILIATE - An individual or Organization is an affiliate of a Person if such individual or Organization: (i) controls or has the power to control the Person; (ii) is directly or indirectly controlled by the Person; or (iii) is controlled by a third party or parties that also controls or has the power to control the Person. For the purposes of this definition, the term "control" and its variations shall mean the possession directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. The parties hereto acknowledge and agree that the Initial Members shall not be deemed to be Affiliates of one another.

          AFFILIATE AGREEMENTS - Shall have the meaning set forth in Section 6.1(d).

          AGREEMENT - This Operating Agreement including all amendments adopted in accordance with this Agreement and the Act.

          ASSIGNEE - A Person to whom a Membership Interest has been transferred who has not been admitted as a Substituted Member.

          BANKRUPT MEMBER - Any Member:

               (a) that (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary bankruptcy petition, (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for such Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in a proceeding of the type described in clauses (i)-(iv), or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties, or

               (b) with respect to which (i) a proceeding is commenced seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law and 90 days have expired without the proceeding being dismissed, or (ii) without that Member's consent or acquiescence, a trustee, receiver, or liquidator is appointed of that Member or of all or any substantial part of its properties and 90 days have expired without the appointment being vacated or stayed, or if stayed, 90 days have expired after the date of expiration of a stay, unless the appointment has been vacated.

     BOARD OF MANAGERS - Shall have the meaning set forth in Section 6.6(a).

     BUSINESS DAY - Any day other than Saturday, Sunday or any legal holiday observed in the Commonwealth of Virginia or the State of New York.

     CAPITAL ACCOUNT - The account maintained for a Member or Assignee determined in accordance with Article VIII.

     CASH FLOW - The sum of provisions (A), (B) and (C) in the definition of Net Cash Flow.

     CERTIFICATE - The Certificate of Formation of the Company filed on November 6, 1996, as properly adopted and as amended from time to time by the Members and filed with the Secretary of State of the State of Delaware.

     CLASS A MANAGER - A Manager designated by the Class A Member.

     CLASS A MEMBERSHIP INTEREST - The Membership Interests designated as Class A Membership Interests of the Company outstanding at such time.

     CLASS A MEMBER - A Member holding Class A Membership Interests of the Company at such time. The initial Class A Member shall be "NHP" (as hereinafter defined).

     CLASS A PRIORITY RETURN - Shall have the meaning set forth in Section 9.1.

     CLASS B MANAGER - A Manager designated by the Class B Member.

     CLASS B MEMBERSHIP INTEREST - The Membership Interests designated as Class B Membership Interests of the Company outstanding at such time.

     CLASS B MEMBER - A Member holding Class B Membership Interests of the Company at such time. The initial Class B Member shall be "PRC" (as hereinafter defined).

     CLASS B PRIORITY RETURN - Shall have the meaning set forth in Section 9.1.

     CODE - The Internal Revenue Code of 1986, as amended from time to time.

     COMMITMENT - The obligation of a Member or Assignee to make a Contribution in the future.

     COMPANY - NHP/PRC Management Company LLC, a limited liability company formed under the laws of the State of Delaware, and any successor limited liability company.

     COMPANY LIABILITY - Any enforceable debt or obligation for which the Company is liable or which is secured by any Company Property.

     COMPANY PROPERTY - Any Property owned by the Company.

     CONTRIBUTION - Any contribution of Property to the Company made by or on behalf of a new or existing Member or Assignee as consideration for a Membership Interest.

     DISINTERESTED MEMBER - With respect to any transaction, a Member other than a Member who has a direct or indirect interest in such transaction other than as a Member of the Company generally.

     DISPOSITION (DISPOSE) - Any sale, assignment, lease, transfer, conveyance, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

     DISSOCIATION - Any action which causes a Person to cease to be a Member as described in Article hereof.

     DISSOCIATED MEMBER - A Person who has ceased to be Member as a result of Dissociation under Article hereof.

     DISTRIBUTION - A transfer of Property to a Member on account of a Membership Interest as described in Article .

     EFFECTIVE DATE - The Effective Date is January 6, 1997.

     GAAP - Generally accepted accounting principles as in effect in the United States of America, applied on a consistent basis.

     HAP CONTRACTS - The HUD Housing Assistance Payments contracts pertaining to the 19 properties which are subject to the Management Contracts.

     HUD - The United States Department of Housing and Urban Development or any successor organization.

     HUD MANAGEMENT PROPERTIES - Shall have the meaning set forth in Article
III.

     IMMEDIATE FAMILY - A Person's Immediate Family includes the Person's spouse, children (including natural, adopted and stepchildren) and grandchildren, or trust exclusively for the benefit of any of the foregoing.

     INDEBTEDNESS - Any obligation, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments,
(ii) representing the balance deferred and unpaid of the purchase price of any property (including any capital leases), except any such balance that constitutes an accrued expense or a trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of the Company prepared on a consolidated basis in accordance with GAAP, (iii) to the extent not otherwise included, obligations under interest rate exchange, currency exchange, swaps, futures or similar agreements, and (iv) guaranties (other than endorsements for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, reimbursement agreements in respect to letters of credit), of all or any part of any Indebtedness of any third party.

     INITIAL CONTRIBUTION - The Contribution agreed to be made by the Initial Members as described in Article .

     INITIAL MEMBERS - Those Persons identified on EXHIBIT A attached hereto and made a part hereof by this reference who have executed this Agreement.

     LEGAL REQUIREMENT - Any federal, state, or local law, or regulation, excluding regulations which are contrary to applicable law.

     LIQUIDATING DISTRIBUTION - A Distribution made as consideration for a Membership Interest pursuant to Section 14.3.

     LISTING AGREEMENT - Shall have the meaning set forth in Section 6.1(n).

     MAJORITY BOARD VOTE - In the case of any vote by the Board of Managers, the affirmative vote of a majority of the Managers present at a meeting at which a Quorum is present.

     MAJORITY OF THE DISINTERESTED MEMBERS - The affirmative vote or consent of Members entitled to vote on, consent to, or approve of a particular matter owning in excess of one-half of the Membership Interests held by Disinterested Members. A Member who has Disposed of that Member's entire Membership Interest to an Assignee, but has not ceased to be a Member as provided below, shall be considered a Member for the purpose of determining a Majority of the Disinterested Members.

     MAJORITY OF THE REMAINING MEMBERS - The affirmative vote or consent of Remaining Members entitled to vote on, consent to, or approve a particular matter owning in excess of one-half of the Membership Interests held by Remaining Members. Assignees shall not be considered Members entitled to vote for the purpose of determining a Majority of the Remaining Members. A Member who has Disposed of that Member's entire Membership Interest to an Assignee, but has not ceased to be a Member as provided below, shall be considered a Member for the purpose of determining a Majority of the Remaining Members.

     MANAGEMENT CONTRACTS - Those certain HUD subsidized property management contracts, more particularly defined in EXHIBIT B attached hereto and incorporated herein.

     MANAGEMENT DOCUMENTS - Management Documents shall have the meaning set forth in Section 6.1(d) of this Agreement.

     MANAGER - Each individual who, at any time, has been elected pursuant to
Section      7.3 or 7.4 and is serving at such time on the Board of Managers.

     MEMBER - An Initial Member, Substituted Member or Additional Member in their capacity as a Member of the Company.

     MEMBERSHIP INTEREST - The rights of a Member or, in the case of an Assignee, the rights of the assigning Member in Distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company.

     MINIMUM GAIN - Has the meaning set forth in Regulation Section1.704-2(b)(2), or any corresponding provision of any succeeding Regulation.

     MONEY - Cash or other legal tender of the United States, or any obligation that is immediately reducible to legal tender without delay or discount. Money shall be considered to have a fair market value equal to its face amount.

     NET CASH FLOW - The sum of (A) the gross revenues provided from operations of the Company (not including (i) accrued but unreceived revenues, and (ii) payments by the Members pursuant to Section 16.4), including revenue from the investment of Company cash reserves or deposits and cash previously set aside as reserves and which the Managers determine are not needed for the operation of the Company's business, plus (B) the net proceeds from (i) any Disposition of Company Property, or any part thereof, or (ii) any financing or refinancing of any Indebtedness of the Company, plus (C) all cash Contributions, less (D) the sum of operating expenses (including, without limitation, all payments and obligations under the "Subcontract Agreements" (hereinafter defined), and the "Transition Payments" (hereinafter defined)), and payments on any Member loans, and any other obligations of the Company, and any cash set aside as reserves, as determined by a Supermajority Member Vote, for the conduct of the Company's business, but excluding audit and tax preparation costs in addition to the other expenses reimbursed by the Members pursuant to Section 16.4. The items constituting the Net Cash Flow shall be determined on a cash basis and no deduction therefrom shall be made for depreciation or amortization or similar non-cash expenses.

     NHP - Shall mean NHP Management Company, a District of Columbia corporation.

     NORMAL AND ORDINARY MANAGEMENT FEES. All revenues attributable to regular monthly payments made or due to the Company under Section 27 of the Management Contracts.

     ORGANIZATION - A Person other than a natural person. Organization includes, without limitation, corporations (both non-profit and other corporations), partnerships (both limited and general), joint ventures, limited liability companies, limited liability partnerships, and unincorporated associations, but the term does not include joint tenancies or tenancies by the entirety.

     PERMITTED TRANSFEREE - With respect to a Member which is an Organization, shall mean any Affiliate of such Organization of which such Member owns a minimum of eighty percent (80%) of such Affiliate's voting stock or other voting equity interests, and with respect to a Member which is an individual, includes such Member's Immediate Family, and with respect to PRC, shall mean Frank Linde and John Chatzky, their respective Immediate Family members and Affiliates controlled by John Chatzky and Frank Linde, provided that Frank Linde, John Chatzky, their respective Immediate Family members or Affiliates controlled by John Chatzky and Frank Linde shall at all times continue to own at least 51% of the outstanding Class B Membership Interests, and provided further that both Frank Linde and John Chatzky remain principal executive officers of PRC and day-to-day operational control of PRC remains vested in John Chatzky and Frank Linde or, in either John Chatzky or Frank Linde in the event of the death or incapacity of one of them.

     PERSON - An individual, trust, estate, or any Organization permitted to be a member of a limited liability company under the laws of the State of Delaware.

     PRC - Shall mean Property Resources Corporation, a New York corporation.

     PRIME RATE - Shall mean the prime rate of interest published in the "Money Rates" section of the WALL STREET JOURNAL as the base rate of interest on corporate loans posted by the nation's largest banks; which rate shall be adjusted as and when any changes in the WALL STREET JOURNAL's prime rate occurs, or if such rate is no longer published, then the prime rate or an equivalent announced from time to time by the Bank of Boston (or its successors).

     PROCEEDING - Any judicial or administrative trial, hearing or other activity, civil criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon or otherwise affect the Company or a Member (including any Substitute Member or Additional Member) subject to the jurisdiction of such court, arbitrator, or governmental agency.

     PROPERTY - Any property, real or personal, tangible or intangible (including goodwill), including Money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

     REGULATIONS - Except where the context indicates otherwise, the permanent or temporary regulations of the Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

     REMAINING MEMBERS - With respect to any act, event or occurrence contemplated hereby, all of the Members of the Company other than the Member(s) to which such act, event or occurrence directly relates.

     REOL - Shall mean Real Estate On-Line LLC, a New York limited liability company, which is a computerized property listing service.

     SUBCONTRACT AGREEMENT OR SUBCONTRACT AGREEMENTS - Shall have the meaning set forth in Section 6.1(n).

     SUBSTITUTE MEMBER - An Assignee who has been admitted to all of the rights of membership pursuant to this Agreement.

     SUPERMAJORITY MEMBER VOTE - The affirmative vote or consent of Members entitled to vote on, consent to, or approve a particular matter holding in excess of ninety percent (90%) of the Membership Interests. Assignees shall not be considered Members entitled to vote for the purpose of determining a Supermajority Member Vote. A Member who has Disposed of that Member's entire Membership Interest to an Assignee, but has not ceased to be a Member as provided below, shall be considered a Member for the purpose of determining a Supermajority Member Vote.

     TAXABLE YEAR - The taxable year of the Company as determined pursuant to section 706 of the Code.

     TAXING JURISDICTION - Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member's share of the income or gain attributable to the Company.

     TRANSITION PAYMENTS - The amount of One Hundred Seventeen Thousand Six Hundred Forty-seven Dollars ($117,647.00) annually for the first full two (2) years of operation, which amounts shall be paid to NHP from Cash Flow, subject only in payment priority to any and all payments due under the Subcontract Agreements attributable to Normal and Ordinary Management Fees. In the event there are insufficient funds to make the Transition Payments, such unpaid amounts shall accrue interest at a rate of ten percent (10%) per annum and be paid from the first available Cash Flow after the payment of the Subcontract Agreement obligations.


                                    ARTICLE  II
                                     FORMATION

     2.1 ORGANIZATION. The Company was organized as a Delaware limited liability company pursuant to the provisions of the Act on November 6, 1996. This agreement amends and restates the prior agreement of the parties as to the operation of the Company.

     2.2 AGREEMENT, EFFECT OF INCONSISTENCIES WITH ACT. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms. Except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act or any other applicable law or rule, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Agreement is prohibited, ineffective, invalid, illegal or unenforceable under the Act or other applicable law or rule, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act or other applicable law or rule. In the event that either the Act or other applicable law or rule is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid, illegal or unenforceable valid (or there shall be added as part of this Agreement a provision as similar as possible to such invalid, illegal or unenforceable provision), such new or amended provision shall be considered to be valid and effective on the date upon which the prior provision was held to be invalid, illegal or unenforceable. Any of the remaining provisions shall not in any way be impaired or affected. The Members hereby agree that each Member shall be entitled to rely on the provisions of this Agreement, and no Member shall be liable to the Company or to any Member for any action or refusal to act taken in good faith reliance on the terms of this Agreement. The Members and the Company hereby agree that the duties and obligations imposed on the Members of the Company as such shall be those set forth in this Agreement, which, together with the other agreements executed by and between the Members on or prior to the Effective Date, in connection with this Agreement, represent the entire agreement among all the Members and between the Members and the Company, on the Effective Date, as to the matters covered hereby and supersedes and replaces all prior or contemporaneous agreements, commitments and understandings, oral or written, between the Members and the Company, and which is intended to govern the relationship among the Company and the Members, notwithstanding any provision of the Act or common law to the contrary.

     2.3 NAME. The name of the Company is NHP/PRC Management Company LLC, and all business of the Company may be conducted under that name, or under any other name approved by a Supermajority Member Vote, but in any case, only to the extent permitted by applicable law. Each of the Initial Members grants to the Company a royalty-free limited license to use such Member's name in the name of the Company, provided that the Initial Members may terminate such license upon written notice to the Board of Managers, and, provided further, that the use of any logo must be approved prior to any such use. At such time as an Initial Member ceases to be a Member, such license shall terminate, and the Company shall promptly change its name to a name which does not include such former Member's name, and shall cease to use such former Member's name.

     2.4 EFFECTIVE DATE. This Agreement shall become effective upon the Effective Date.

     2.5 TERM. The Company shall be dissolved and its affairs wound up in accordance with the Act and this Agreement on December 31, 2045, unless the term shall be extended by amendment to this Agreement and the Certificate, or unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

     2.6 REGISTERED AGENT AND OFFICE. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate as filed in the office of the Secretary of State of the State of Delaware. The Board of Managers may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State of the State of Delaware. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Board of Managers shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Board of Managers shall fail to designate a replacement registered agent or change of address of the registered office within twenty (20) Business Days, any Member may designate a replacement registered agent or file a notice of change of address.

     2.7 PRINCIPAL OFFICE; OTHER OFFICES. The principal office of the Company shall be at the offices of NHP Incorporated, located at Fairfax Square, 8065 Leesburg Pike, Suite 400, Vienna, Virginia, 22182-2738, or such other place(s) as the Board of Managers may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Board of Managers may determine to be appropriate.

     2.8 FOREIGN QUALIFICATION. Promptly following the Effective Date, the Board of Managers shall cause the Company to become qualified as a foreign limited liability company in the State of New York.


                                    ARTICLE III
                               NATURE OF BUSINESS

     The Company is organized solely to engage in managing the properties listed on EXHIBIT B to this Agreement, attached hereto and incorporated herein (the "HUD Management Properties"), by entering into management agreements with owners of the Management Properties and submanagement agreements with the Initial Members, and any other activity expressly authorized by this Agreement. The Company exists only for the purpose specified in this Article , and may not conduct any other business without a Supermajority Member Vote. Nothing contained herein shall be deemed to obligate any Member or the Company to violate any Legal Requirement, including, but not limited to, any such requirements imposed by HUD.


                                    ARTICLE IV
                              ACCOUNTING AND RECORDS

     4.1     ACCESS TO INFORMATION.   In addition to the other rights
specifically set forth in this Agreement, each Member shall have access to all records of the Company, such other information and data in respect of the Company as may be within the Company's reasonable control, and to all information to which a Member is entitled to have access pursuant to the Act. The Company waives, and agrees to cause the Managers to waive the provisions of
Section 18-305(c) of the Act, and any successor provision to the same effect.

     4.2     AUDITS.   The independent public accountant for the Company shall
be Arthur Andersen LLP, or such other public accountant as may be selected by NHP which shall conduct annual audits of the Company's books, records and financial statements. Additionally, each Member shall have the right to conduct, or cause to be conducted, from time to time, an audit of the books and records of the Company. The Member conducting, or causing to be conducted, such supplemental audit shall bear the entire expense of the audit.

     4.3     RECORDS TO BE MAINTAINED.   The Board of Managers shall keep or
cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company's business, and shall utilize a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. In addition, the Board of Managers shall maintain the following records at the Company's principal office:

          (a) A current list of the full name and last known business address of each Member, former Member and other holder of a Membership Interest and the Membership Interest of each such Person;

          (b) A copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate and/or any amendments thereto have been executed;

          (c) Copies of the Company's federal, foreign, state and local income tax or information returns and reports, if any, for the six most recent years;

          (d)     Copies of this Agreement including all amendments hereto; and

          (e) Any financial statements of the Company for the five most recent years.

     4.4     REPORTS TO MEMBERS.

          (a) The Board of Managers shall deliver to each Member within forty-five (45) days after the end of each fiscal quarter of each fiscal year,
(i) the unaudited consolidated balance sheet of the Company as at the end of such fiscal quarter, (ii) the related unaudited consolidated statements of income, members' equity and cash flows of the Company and a schedule of the Net Cash Flow for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, and (iii) an Officer's certificate certifying that such statements fairly present the consolidated financial condition of the Company as at the dates indicated and the consolidated results of the Company's operations and its consolidated cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

          (b) The Board of Managers shall deliver to each Member as soon as available and in any event within ninety (90) days after the end of each fiscal year, the consolidated balance sheet of the Company as at the end of such fiscal year, the related consolidated statement of income and the consolidated statements of members' equity and cash flows of the Company for such fiscal year, together with an Officer's certificate certifying that such statements fairly present the consolidated financial condition of the Company as at the dates indicated and the consolidated results of the Company's operations and its consolidated cash flows for the periods indicated, and a report of the auditor selected pursuant to Section 4.2 expressing an opinion on the Company's consolidated financial statements (and as to fair presentation, the auditor's report shall be unqualified).

          (c) Promptly upon receipt thereof, the Company shall provide to each Member copies of all final reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Company made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit.

          (d) The Company shall provide each Member with a copy of any representation letter furnished by the Company to its independent auditors in connection with any annual or special audit of the Company's financial statements.

          (e) The Board of Managers shall provide all Members and Assignees with those information returns required by the Code and the laws of any state.

     4.5 NOTICE OF CERTAIN EVENTS. Promptly, but not later than ten (10) Business Days after the Board of Managers or an executive Officer of the Company or any Member obtains actual knowledge of any of the following events, the Company or such Member shall provide written notice of such event to each
Member:

          (a) The Management Contracts for any of the HUD Management Properties shall have been modified, terminated or shall not have been renewed.

          (b) A material notice under any such contract, in which case the written notice to the Members from the Company shall include a copy of such notice.

          (c) The incurrence of any material involuntary lien or encumbrance, or the occurrence of any event outside of the ordinary course of business of the Company which could reasonably be expected to result in an accrual of a liability (or contra-asset) on the Company's consolidated balance sheet prepared in accordance with GAAP.

          (d) Either (i) the institution of any Proceeding not previously disclosed to the Members in writing by the Company, or (ii) any material development in any Proceeding. The Company shall upon the reasonable request of a Member provide such Member with such other information as may be reasonably available to the Company to enable the Member and its counsel to evaluate such matters.

          (e) Any other act, event or occurrence which could reasonably be expected to result in a material adverse effect on the results of operations, properties, operations, or financial condition of the Company.

     4.6 TAX RETURNS AND REPORTS. The Board of Managers shall cause the Company's accountants to prepare and timely file income tax returns of the Company in all jurisdictions where such filings are required, and the Company shall (i) deliver a copy of all such filings to each Member, and (ii) cause the Company's accountants to prepare and deliver to each Member, within ninety (90) days after the expiration of each fiscal year or as soon as practicable thereafter, and at Company expense, all information with respect to the Company, information returns and reports required by the Code and Regulations for the preparation of the Members' federal income tax returns.

                                    ARTICLE V
                              MEMBERSHIP INTERESTS

     6.1     MEMBERSHIP INTERESTS.

          (a) The Company's Membership Interests are divided into two classes as follows:

                    Class A Membership Interests        (15%)
                    Class B Membership Interests        (85%)
                    TOTAL                              (100%)

          (b) The holders of the Membership Interests shall (i) not be subject to any right of redemption by the Company and shall have no conversion rights and (ii) be entitled to one vote per percentage point of Membership Interest on any matter submitted to a vote or consent of Members. Except with respect to the designation of Managers as set forth in Article VII and distributions as provided in Section 9.1, each Membership Interest shall be identical in all respects with each other Membership Interest. The Members, other than the Members who have received notice of the intended repurchase of their interest pursuant to Section 12.2(a), shall be entitled to vote their Membership Interests on any matter submitted generally to a vote of the Members.

     5.2 INITIAL OWNERSHIP OF MEMBERSHIP INTERESTS. The names and addresses of the Initial Members and their respective percentage ownership of Membership Interests are as reflected on EXHIBIT A attached hereto and by this reference made a part hereof as if set forth fully herein.


                                   ARTICLE VI
                          RIGHTS AND DUTIES OF MEMBERS

     6.1 MANAGEMENT RIGHTS. The management of the Company rests exclusively with the Board of Managers, except as to duties granted to the Members of the Company pursuant to this Section 6.1. Except as otherwise provided herein, any action approved by a Majority Board Vote shall bind the Company.
Notwithstanding anything herein to the contrary, the Company may not take any of the following actions without first obtaining a Supermajority Member Vote:

          (a) the merger, consolidation or other reorganization of the Company;

          (b) the liquidation, reorganization or recapitalization of the Company;

          (c) the issuance, repurchase or redemption of any Membership Interests or any rights to purchase Membership Interests;

          (d) any transaction between the Company on the one hand and any Affiliate of the Company on the other hand, other than (i) the "Subcontract Agreements" (hereinafter defined); (ii) this Agreement; (iii) the nineteen (19) Management Contracts; (iv) the

Assignment of Management Agreements from PRC to the Company, as in effect as of the date of this Agreement; (v) the nineteen (19) Management Continuity Agreements, as in effect as of the date of this Agreement, between certain limited partnerships which are Affiliates of PRC and PRC (the "Management Continuity Agreement"); (vi) the nineteen (19) Assignments of Management Continuity Agreement, as in effect as of the date of this Agreement, between PRC and the Company (the "Assignments of Management Continuity Agreement"); and
(vii) the Listing Agreement and the Operating Agreement of REOL ((i) and (iii) through (vii) are collectively, the "Affiliate Agreements"). The Agreements set forth in (i) and (iii) through (vi) above are collectively hereinafter referred to as the "Management Documents."

          (e) any change in the accounting policies, practices or procedures of the Company from the historical accounting policies, practices and procedures of the Company;

          (f) (i) any Disposition of Property, other than: (x) money; or (y) pursuant to Article VI of the NHP Subcontract Agreement as in effect as of the date hereof; or (ii) the voluntary incurrence of any liability or expense, in each case, except (A) as expressly provided in the Affiliate Agreements, or (B) any incurrence of any liability or expense with respect to compliance with Legal Requirements or response to a Proceeding described in (l) below.

          (g) the issuance, redemption, exchange or material modification of the terms of any Indebtedness or equity of the Company;

          (h) the employment of any agent, employee, consultant, attorney or officer, except as set forth in (l) below, in which event such agent, employee, consultant, attorney or officer must be reasonably satisfactory to all of the Members;

          (i) the engagement by the Company in any business not in the ordinary course of business;

          (j) the filing by the Company of a petition under the United States Bankruptcy Code or any similar state law filing or insolvency proceeding;

          (k) any Admission Agreement and the admission of any Additional Member other than as permitted by Section 13.2 hereof;

          (l) the establishment of any reserves which reduce Net Cash Flow, other than reasonable reserves established for the purposes of the defense of any Proceeding commenced or threatened by a Third Party or the payment of the fees or expenses resulting from the enforcement of the Management Documents;

          (m) the taking of any action, or the making of any election which could reasonably be expected to result in the Company no longer being taxed as a "pass through" entity for U.S. federal or state tax purposes;

          (n) any amendment of this Agreement, that certain Subcontract Agreement by and between the Company and NHP, the Subcontract Agreement by and between the Company and PRC (individually, a "Subcontract Agreement," collectively, the "Subcontract Agreements") or, the Real Estate Listing, Option, Purchase and Membership Rights Agreement by and between REOL and the Company (the "Listing Agreement");

          (o)     to the extent otherwise expressly required in this Agreement;
and

          (p) the waiver of rights and/or obligations or consent to assignment under the Subcontract Agreements.

All Member votes, including any actions prescribed by the Act or other applicable law, (i) shall require a Supermajority Member Vote and (ii) may be taken without a meeting if Members representing the required or permitted number of votes consent thereto in writing.

     Notwithstanding the foregoing, the Board of Managers may take any actions necessary to comply with any applicable Legal Requirement without Supermajority Member Vote, provided that any such action does not result in an expense to the Company in excess of the expenses already permitted hereunder.

     6.2     ACTION BY MEMBERS.

          (a) Members may act by either (i) the affirmative vote of Members present or by proxy at a meeting of Members convened pursuant to the provisions of this Section 6.2 or (ii) the written consent of the Members, in each case owning the Membership Interests required to take the subject action. In the case of any action by written consent, each Member will certify as to the number and class of Membership Interests owned by such Member at such time. Any Member may request that any Supermajority Member Vote shall be conducted by secret ballot.

          (b) There will be no regular meetings of Members. A special meeting of Members, or Members holding a particular class of Membership Interests, may be called, and shall be held, at the direction of the Chairperson or any Member (or Members) that owns (or own) at least 10% of any Class of Membership Interests entitled to vote on the matter that is the subject of the meeting. Any such direction will be delivered to the Chairperson, with a copy to the Secretary, and shall include a description of the matter(s) to be voted upon at such special meeting, as well as the time of such special meeting (which must be at least seven (7) Business Days following the date the direction is delivered to the Chairperson). Within two (2) Business Days after receipt by the Chairperson of any such written request for a special meeting, the Secretary shall deliver (or cause to be delivered) such request (together with the related description of matters to be voted upon) to each other Member on the subject matter of the meeting.

          (c) The Chairperson will preside at all meetings of Members called pursuant to paragraph (b). If he or she is unable to preside, then a person appointed by the members of the Board of Managers present at the meeting will preside at such meeting. The Secretary, or a person appointed by the members of the Board of Managers present at the meeting, will act as secretary of such meeting and record the minutes of, and resolutions adopted by, such meeting.

          (d) Members may participate in meetings of Members by telephone to the same extent permitted by Managers for meetings of the Board of Managers as described in Section 7.7.

          (e) Members shall vote according to the Membership Interests held by such Members that are entitled to vote on the subject matter of such vote. A Supermajority Member Vote is required for all votes in which all Members may participate.

     6.3 LIABILITY OF MEMBERS. Except as set forth in Section 16.4, no Member shall be liable as a Member for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

     6.4 EXCULPATION. Neither any Member, nor any Manager or Officer, nor any Affiliate of the foregoing (each, an "Exculpated Party"), shall be liable to the Company or any Member for any loss suffered by the Company or any Member which arises out of any act or omission of the Exculpated Party in such capacity involving the exercise of discretion or business judgment, if (i) such act or omission was committed, or omitted, by the Exculpated Party in good faith and in the reasonable belief that such act or omission was in the best interests of the Company and (ii) such act or omission did not constitute or involve any gross negligence or willful misconduct of or by the Exculpated Party. In furtherance of the foregoing, the Company shall have the right, but not the obligation, to assume the defense of an Officer, employee or Manager for actions against them in their capacity as such as the Company may deem advisable for so long as (i) the Company is also a party to such Proceeding, or (ii) the costs of the Company arising from such Proceeding are reimbursed by any of the Members directing the Company to assume such defense and such Member shall unconditionally agree, in writing, to pay such expense. Notwithstanding anything to the contrary herein, each of the Members hereby indemnifies the other Members for any action or liability arising out of a breach of such Member's representations and warranties set forth in Section 6.5 hereof and obligations under Section 16.4.

     6.5 REPRESENTATIONS AND WARRANTIES. Each Member hereby represents and warrants to the Company and to each other Member that: (a) it is duly organized, validly existing, and in good standing under the law of its state of organization and that it has full organizational power to execute and agree to this Agreement and to perform its obligations hereunder; (b) the Member is acquiring its interest in the Company for the Member's own account as an investment and without an intent to distribute all or any portion of such interest; (c) the Member acknowledges that the Membership Interests have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements; (d) this Agreement has been duly authorized, executed and delivered by it, is not subject to any further consent, waiver, authorization, approval or filing requirements, and constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms; and (e) any and all statements, representations or warranties regarding such Member contained in any filing with a government or governmental agency relating to the Company, which was based on information supplied in writing by such Member specifically for inclusion therein, did not contain any misstatement or omission, which misstatement or omission made the information materially misleading at the time made.

     6.6     CONFLICTS OF INTEREST

          (a) Any Person who is a Member, Manager, or Affiliate of the Company or any Member, may be employed or engaged by the Company to render services to or on behalf of the Company for compensation; PROVIDED, HOWEVER, that (x) such compensation and services shall be on terms no less favorable to the Company than if such compensation and services were paid to and/or performed by a Person who was not a Member or an Affiliate of the Company or any Member,
(y) after full and accurate disclosure of the interest to all of the Members, the Company's Board of Managers (the "Board of Managers") authorizes or ratifies the terms of such engagement, and (z) such compensation is approved by a Supermajority Member Vote. The foregoing sentence shall not apply to the following agreements as in effect as of the date of this Agreement: (i) the Subcontract Agreements and (ii) Listing Agreement.

          (b) A Member shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that some of the Members may enter into transactions that are similar to the transactions into which the Company may enter.

          (c) A Member does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interest. A Member may lend Money to and transact other business with the Company. The rights and obligations of a Member who lends Money to or transacts business with the Company are the same as those of a Person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if either the transaction is permitted under Section 6.6(a) or a Majority of the Disinterested Members, knowing the material facts of the transaction and the Member's interest, authorize, approve, or ratify the transaction.

          (d) Members shall account to the Company and hold as trustee for it any Property, profit or benefit derived by any Member, without the consent of a Majority of the Disinterested Members in the conduct and winding up of the Company business or from use or appropriation by the Member of the Company Property which is not otherwise permitted by this Agreement.

     6.7 TITLE TO COMPANY PROPERTY. All Property acquired by the Company shall be acquired and held by the Company in its own name.

                                    ARTICLE  VII
                                      MANAGERS

     7.1 BOARD OF MANAGERS. Subject to Section 6.1, the management of the Property, business and affairs of the Company shall be vested in, and conducted under the direction and control of, the Board of Managers, and, except as expressly set forth herein, no Member shall have the power or authority to act for or to bind the Company.

     7.2     POWERS OF THE BOARD OF MANAGERS.

          (a) Subject to any vote or consent of Members as may be expressly required under the Act or any provision of this Agreement (unless not permitted under the Act or other applicable Legal Requirement), the Board of Managers shall have the power and authority, on behalf of and in the name of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including, without limitation:

                 (i) THE CONDUCT OF THE COMPANY'S BUSINESS, THE ESTABLISHMENT OF COMPANY OFFICES, AND THE EXERCISE OF THE POWERS OF THE COMPANY WITHIN OR WITHOUT THE STATE OF DELAWARE;

                (ii) THE INSTITUTION, PROSECUTION AND DEFENSE OF ANY PROCEEDING IN THE COMPANY'S NAME;

               (iii) THE PURCHASE, RECEIPT, LEASE OR OTHER ACQUISITION, OWNERSHIP, HOLDING, IMPROVEMENT, USE AND OTHER DEALING WITH, ANY PROPERTY, WHEREVER LOCATED;

                (iv)     THE DISPOSITION OF ANY PROPERTY;

                 (v) THE ENTERING INTO CONTRACTS, GUARANTIES AND OTHER OBLIGATIONS; INCURRING OF LIABILITIES; BORROWING MONEY, ISSUANCE OF NOTES, BONDS, AND OTHER OBLIGATIONS; AND THE SECURING OF ANY OF THE COMPANY'S OBLIGATIONS BY DISPOSITION OF ANY OF ITS PROPERTY OR INCOME;

                (vi) THE LENDING OF MONEY, INVESTMENT AND REINVESTMENT OF THE COMPANY'S FUNDS, AND RECEIPT AND HOLDING OF PROPERTY AS SECURITY FOR REPAYMENT, INCLUDING, WITHOUT LIMITATION, THE LOANING OF MONEY TO, AND OTHERWISE ASSISTING MEMBERS, OFFICERS, EMPLOYEES, AND AGENTS;

               (vii) THE APPOINTMENT OF EMPLOYEES, OFFICERS AND AGENTS OF THE COMPANY, THE DEFINING OF THEIR DUTIES, AND THE ESTABLISHMENT OF THEIR COMPENSATION; AND

               (vii) THE PAYMENT OF COMPENSATION, OR ADDITIONAL COMPENSATION TO ANY OR ALL EMPLOYEES, OFFICERS, AGENTS AND INDEPENDENT CONTRACTORS ON ACCOUNT OF SERVICES PREVIOUSLY RENDERED TO THE COMPANY, WHETHER OR NOT AN AGREEMENT TO PAY SUCH COMPENSATION WAS MADE BEFORE SUCH SERVICES WERE RENDERED.

          (b) In addition to any rights and powers that may be expressly provided for in this Agreement, and, subject to Section 6.1, the Board of Managers shall possess all of the rights and powers of a board of directors of a corporation formed under the Delaware General Corporation Law (8 DEL. C. Section 101, ET SEQ.).

     7.3     ELECTION, NUMBER, QUALIFICATION, REMOVAL AND REPLACEMENT OF
MANAGERS.

          (a) The Board of Managers shall be elected by the Members in accordance with the following provisions:

               (i)     THE CLASS A MEMBERS SHALL HAVE THE POWER TO DESIGNATE TWO
(2) MANAGERS TO SERVE ON THE BOARD OF MANAGERS; AND

              (ii)     THE CLASS B MEMBERS SHALL HAVE THE POWER TO DESIGNATE ONE
(1) MANAGER TO SERVE ON THE BOARD OF MANAGERS.

          (b) Initially, there shall be three (3) Managers on the Board of Managers. The Members may, by a Supermajority Member Vote, change the total number of Managers comprising the Board of Managers or the number of such Managers to be designated by either the Class A Members or Class B Members.

          (c) In addition to designating Managers as provided in 7.3(a) above, the Members may (but shall not be required to ) designate an alternate for each Manager (an "Alternate Manager") to serve on the Board of Managers in the absence of such Manager. Each Alternate Manager shall be designated by the Member who designated the Manager for whom the Alternate Manager will serve as an alternate. There shall be no more than one Alternate Manager for each Manager. No Alternate Manager shall be entitled to vote at any meeting of the Board of Managers unless the Manager for whom such person serves as Alternate Manager is absent from such meeting of the Board of Managers, in which case, the Alternate Manager for such absent Manager shall have full power and authority to vote and to take such other actions as the absent Manager could have taken if he or she were in attendance at such meeting.

          (d) Each person designated as a Manager (or Alternate Manager) shall hold office until his or her successor is duly designated in accordance with this Section 7.3, or until his or her earlier resignation, removal (in accordance with Section 7.3(f)), death, disability, disqualification or otherwise.

          (e) Any Manager (and any Alternate Manager) may resign at any time upon written notice delivered to the Board of Managers, with a copy to each Member, which shall be effective upon the date set forth therein or, if no such date is specified, upon delivery of such notice to the Chairperson or Secretary.

          (f) Any Manager (or any Alternate Manager) may be removed, with or without cause, at any time by the Class of Members which designated such Manager (or such Alternate Manager) pursuant to Section 7.3(a).

          (g) Any vacancy on the Board of Managers resulting from resignation, removal, death, disability, disqualification or otherwise, of a Manager shall be filled by the Class of Members entitled to designate such Manager pursuant to Section 7.3(a). In the event of the resignation, removal, death, disability, disqualification or otherwise of an Alternate Manager, a new Alternate Manager may be nominated and elected as provided in Section 7.3(c).

          (h) The election of a Manager (or Alternate Manager) shall be effective upon written notice delivered to the Company by the Class of Members entitled to designate or replace such Manager (or Alternate Manager). Such Class of Members shall also deliver a copy of such notice to each Manager and each other Member.

     7.4     INITIAL BOARD OF MANAGERS.

          (a) The Class A Member hereby designates J. Robert Hiner and Joel Bonder, Esquire as the initial Class A Managers.

          (b) The Class B Member hereby designates Frank E. Linde as the initial Class B Manager and John Chatzky shall be the Alternate Class B Manager.

     7.5 MEETINGS OF THE BOARD OF MANAGERS, NOTICES OF MEETINGS AND AGENDAS FOR MEETINGS.

          (a) The Board of Managers shall (i) elect from among themselves one Manager to act as chairperson of the Board of Managers (the "Chairperson") who, in addition to having the same powers and duties as the other Managers, shall also preside at all meetings of the Board of Managers, and (ii) appoint one Person (who may, but need not be, a Manager) to act as secretary of, and to record the minutes of, all meetings of the Board of Managers (the "Secretary"). In the absence of the Chairperson at any meeting of the Board of Managers, any other Manager selected by the Board of Managers shall act as Chairperson at such meeting. In the absence of the Secretary at any meeting of the Board of Managers, any other Person (who may, but need not be, a Manager) selected by the Board of Managers shall act as Secretary at such meeting.

          (b) Regular meetings of the Board of Managers shall be held on such dates as may be agreed from time to time by the Board of Managers. Regular or special meetings of the Board of Managers shall be held at the Company's principal office set forth in Section 2.7, as amended, whether within or outside the State of Delaware, or at such other location (whether within or outside the State of Delaware) as may be agreed from time to time by the unanimous vote of the Board of Managers.

          (c) With respect to regular meetings of the Board of Managers, the Secretary shall deliver (or cause to be delivered) at the direction of the Chairperson, not later than five (5) Business Days before the subject regular meeting date, to each Manager, with a copy to each Member, a written notice of, and agenda for, such meeting.

          (d) Special meetings of the Board of Managers may be called, and shall be held, at the direction of any Manager pursuant to written notice (a "Special Meeting Direction") given to the Chairperson, with a copy to the Secretary and to each of the Managers and Members, which Special Meeting Direction shall include the agenda for such special meeting, as well as the time of such special meeting. The Special Meeting Direction must be delivered to the Chairperson and the Members at least seven (7) Business Days before the date of the subject special meeting. Within two (2) Business Days after receipt by the Chairperson of a Special Meeting Direction, the Secretary shall deliver (or cause to be delivered) at the direction of the Chairperson the Special Meeting Direction.

          (e) Notice of any regular or special meeting of the Board of Managers required to be given under Section 7.5(c) or 7.5(d) need not be given to any Manager who submits a written waiver of notice signed by such Manager either before or after the subject meeting. The attendance of a Manager at any regular or special meeting shall constitute a waiver of notice of such meeting; PROVIDED, that where a Manager attends a regular or special meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business because such meeting is not called in accordance with the provisions of this Section 7.5, and where such Manager does so object, his attendance at such meeting shall not be deemed to constitute a waiver of notice of such meeting.

          (f) Any member of the Board of Managers who wishes to have any matter discussed or acted upon at any regular or special meeting of the Board of Managers which matter is not specified in the subject agenda for such meeting may, not later than two (2) Business Days prior to the subject meeting date, give written notice to the Chairperson, with a copy to the Secretary, each of the other Managers and each of the Members, specifying such additional matter(s), whereupon the initial agenda for the subject meeting shall be deemed to have been amended to include such matters.

          (g) In addition to the Managers, each Alternate Manager and each Member shall have the right to attend any or all regular or special meetings of the Board of Managers, but shall have no right to participate in any vote of the Board of Managers (except as provided in Section 7.3(d) in the case of an Alternate Manager). In addition, the Board of Managers may, by Majority Board Vote, invite any other Person to attend, as an observer, any meeting of the Board of Managers.

     7.6 ACTION BY WRITTEN CONSENT. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all of the Managers then comprising the Board of Managers consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Managers.

     7.7 TELEPHONIC MEETINGS. Managers shall have the right to participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

     7.8     QUORUM; ACTION OF THE BOARD; ADJOURNMENTS.

          (a) The presence, in person (or by attendance of the respective Alternate Managers) of a majority of each class of Managers then fixed by or in accordance with this Agreement as comprising the Board of Managers shall constitute a quorum (a "Quorum") for the transaction of business; PROVIDED that with respect to any regular or special meeting, notice thereof shall have been delivered to (or waived by) each Manager in accordance with Section 7.5(g). Notwithstanding the foregoing, if a Quorum is not achieved at any two consecutive duly noticed meetings of the Board of Managers to be held at reasonable intervals because at least a majority of Managers of each class were not present, at the next duly noticed meeting of the Board of Managers a Quorum shall be deemed to have been attained if a majority of the entire Board of Managers is present; provided, however, that the only items which may be considered at such meeting are those set forth in the notices for either of the first two meetings.

          (b) Each Manager shall have one vote and a Majority Board Vote shall be the act of the Board of Managers.

          (c) At any meeting of the Board of Managers at which a Quorum is not present, the subject meeting shall be adjourned to another time or place and notice thereof shall be given in accordance with Section 7.5(b). At the adjourned meeting, the Managers may, provided that a Quorum is present, transact any business which might have been transacted at the original meeting.

     7.9 COMPANY MINUTES. The decisions and resolutions of the Board of Managers shall be recorded in minutes, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of a meeting), the Managers, Alternate Managers, and other Persons present at the meeting, the matters or resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). A draft of the minutes for each meeting shall be delivered to each Manager promptly after each meeting. After all objections have been rescinded or recorded in the minutes and the minutes have been approved by the Board of Managers, the final minutes shall be signed by the Chairperson and the Secretary (or acting chairperson or secretary), filed in a minute book kept at the principal office of the Company, and a copy of such final minutes of each meeting shall be delivered to each Manager.

     7.10 CONFLICTS OF INTEREST. With respect to any action to be taken by a Manager or Member as to which such Manager or Member has an actual or potential conflict of interest of which such Manager or Member is aware, such Manager or Member shall disclose such actual or potential conflict and the nature thereof to each other Manager or Member prior to the taking of any action thereon by the Managers or Members, but such Manager or Member shall not, by virtue of such actual or potential conflict, be excluded from having such Manager's or Member's vote counted in determining whether a Majority Board Vote or Supermajority Member Vote has been obtained.

     7.11     OFFICERS.

          (a) GENERALLY. The Board of Managers, as set forth below, may appoint agents of the Company, referred to as "Officers" of the Company. The Officers shall have such titles as the Board of Managers may determine, which titles and authority shall initially be those set forth in this Section 7.11.

          (b) TITLES AND NUMBER. The initial Officers of the Company shall be the President, any and all Vice Presidents, the Secretary, any Treasurer and any and all Assistant Secretaries and Assistant Treasurers. There shall be appointed from time to time, in accordance with Section 7.11(c) below, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board of Managers may desire. Any Person may hold two or more offices, except that the offices of President and Secretary may not be held by the same Person.

          (c) APPOINTMENT AND TERM OF OFFICE. The Officers shall be appointed by the Board of Managers at such time and for such term as the Board of Managers shall determine. Any Officer may be removed, with or without cause, only by the Board of Managers. Vacancies in any office may be filled only by the Board of Managers.


          (d) PRESIDENT. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Managers, the President, subject to the general control of the Board of Managers, shall be the chief executive officer of the Company and, as such, shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Managers, including any duties and powers stated in any employment agreement approved by Supermajority Member Vote.

          (e) VICE PRESIDENTS. In the absence of the President, each Vice President appointed by the Board of Managers shall, except as hereinafter provided, have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Managers or the President.

          (f) SECRETARY AND ASSISTANT SECRETARIES. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Managers or the Officers, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Managers or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer's absence or inability or refusal to act.

          (g) TREASURER AND ASSISTANT TREASURERS. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board of Managers or the President. The Treasurer, subject to the order of the Board of Managers, shall have the custody of all funds and securities of the Company. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Board of Managers or the President shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer's absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer is appointed and serving, or in the absence of the appointed Treasurer, such other Officer as the Board of Managers shall select shall have the powers and duties conferred upon the Treasurer.

          (h) POWERS OF ATTORNEY. The Board of Managers may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

     7.12 COMPENSATION. The members of the Board of Managers and Officers shall not receive compensation for their services as such.

     7.13 COMMITTEES. The Board of Managers may designate one or more committees, appoint one or more of the Managers to serve on each such committee, and appoint one or more Managers as alternate members of any committee to serve in the absence or disqualification of any Manager appointed as a member of such committee. At lease one Class A Manager and one Class B Manager shall be a member of each committee created by the Board. Each such committee shall be advisory in nature and in no event shall any such committee possess or exercise any of the powers or authority of the Board of Managers or the authority to bind the Company in any way. Each such committee shall review and make recommendations to the full Board of Managers with respect to the matters assigned to such committee.

     7.14     MEMBERS AS EMPLOYEES; TRANSACTIONS WITH AFFILIATES.  Subject to
Section 6.1, any Person, whether or not a Member, an Affiliate of a Member, an Affiliate of a Member's Affiliate, a member of any Member's family or of the family of an Affiliate of a Member, may be employed or engaged by the Company to render services to the Company, including accounting services and legal services.

     7.15 STANDARD OF CARE. Each Manager and Officer shall discharge its respective duties to the Company and the Members in good faith and with that degree of care that an ordinarily prudent individual in a similar position would use under similar circumstances. In discharging its duties, a Manager or Officer shall be fully protected in relying in good faith upon the records required to be maintained under Article IV and upon such information, opinions, reports or statements by any Person as to matters the Manager or Officer reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Cash Flow of the Company or any other facts pertinent to the existence and amount of assets from which Distributions to Members might properly be paid.

                                 ARTICLE VIII
                      CONTRIBUTIONS AND CAPITAL ACCOUNTS

     8.1 INITIAL CONTRIBUTIONS. Each Initial Member shall make the Contribution described for that Member on EXHIBIT A at the time and on the terms specified on EXHIBIT A and shall perform that Member's Commitment. The value of the Contributions shall be as set forth on EXHIBIT A. Notwithstanding anything to the contrary which may be contained herein, the Class B Member shall not receive any credit to its Capital Account corresponding to its Contribution of the Management Contracts or for the equity interest in REOL and the Class A Member shall not receive any credit to its Capital Account for any expenses it incurred in connection with the assumption of management responsibilities or the Transition Payments. No interest shall accrue on any Contribution and no Member shall have the right to withdraw or be repaid any Contribution except as provided in this Agreement. Each Additional Member shall make the Contribution and shall perform the Commitment described in the Admission Agreement. The value of the Additional Member's Contribution and the time for making such Contribution shall be set forth in the Admission Agreement.

     8.2 MAINTENANCE OF CAPITAL ACCOUNTS. The Company shall establish and maintain a Capital Account for each Member and Assignee in accordance with the following provisions:

          (a) Subject to Section 8.1 hereof, a Member's Capital Account shall be credited with the amount of Money and the fair market value of any Contribution by such Member, the amount of any Company Liabilities assumed by such Member (or which are secured by Company Property distributed to such Member), such Member's distributive share of Profit and any item in the nature of income or gain specially allocated to such Member pursuant to the provisions of Section 9 hereof; and

          (b) A Member's Capital Account shall be debited with the amount of Money and the fair market value of any Company Property distributed to such Member, the amount of any liabilities of such Member assumed by the Company (or which are secured by Property contributed by such Member to the Company), such Member's distributive share of Loss and any item in the nature of expenses or losses specially allocated to such Member pursuant to the provisions of Section 9 hereof.

If any Membership Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it is attributable to the transferred Membership Interest. If the fair market value of Company Property is adjusted pursuant to this Agreement or as required pursuant to the Regulations, the Capital Account of each Member shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment.

     8.3 COMPLIANCE WITH SECTION 704(B) OF THE CODE. The provisions of this Article as they relate to the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gain and credit pursuant to Article to have substantial economic effect under Regulation 1.704-1(b), in light of the Distributions made pursuant to Articles and and the Contributions made pursuant to this Article . Notwithstanding anything herein to the contrary, this Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligate any Member or Assignee to make a Contribution in excess of the Initial Contribution and Commitment, if any, of the Member or Assignee.

     8.4 ADVANCES. In the event that the Company does not have sufficient funds to pay the costs of defense of any Proceeding commenced by a Third Party, any Member shall be permitted to make a loan to the Company at an interest rate per annum equal to the Prime Rate plus one percent (1%). In addition, if any Member shall advance any other funds to the Company in excess of its Commitment, such advance shall be treated as a loan to the Company. All such loans to the Company shall be repaid prior to any Distributions, the amount of any advance in excess of a Member's Cash Contributions shall neither increase its Capital Account nor entitle it to any increase in its share of the Distributions of the Company.


                                 ARTICLE  IX
                        DISTRIBUTIONS AND ALLOCATIONS

     9.1 DISTRIBUTIONS. Except as otherwise provided in Section 14.3 hereof with respect to Distributions to be made upon the dissolution and liquidation of the Company:

          (a) Except as otherwise agreed by Supermajority Member Vote, the Company shall within twenty (20) days after the end of each calendar quarter, distribute the Net Cash Flow with respect to such calendar quarter in the following order:

               (i) FIRST, TO THE CLASS B MEMBERS IN AN AMOUNT EQUAL TO THE CLASS B PRIORITY RETURN FOR SUCH QUARTER (AND PRORATED FOR ANY PARTIAL QUARTER), AS SET FORTH IN SCHEDULE 9.1, ATTACHED HERETO AND INCORPORATED HEREIN, ALONG WITH ANY ACCRUED AND UNPAID CLASS B PRIORITY RETURN FROM PREVIOUS PERIODS PLUS A DEFERRAL CHARGE ON SUCH ACCRUED AND UNPAID CLASS B PRIORITY RETURN AT TEN PERCENT (10%) PER ANNUM. [SCHEDULE TO REFLECT AN AMOUNT WHICH IS 85% OF PROJECTED PROFIT TO THE COMPANY], AND

              (ii) SECOND, TO THE CLASS A MEMBERS IN AN AMOUNT EQUAL TO THE CLASS A PRIORITY RETURN FOR SUCH QUARTER (AND PRORATED FOR ANY PARTIAL QUARTER), AS SET FORTH IN SCHEDULE 9.1, ALONG WITH ANY ACCRUED AND UNPAID CLASS A PRIORITY RETURN FROM PREVIOUS PERIODS PLUS A DEFERRAL CHARGE ON SUCH ACCRUED AND UNPAID CLASS A PRIORITY RETURN AT TEN PERCENT (10%) PER ANNUM, AND [SCHEDULE TO REFLECT AN AMOUNT EQUAL TO 15% OF PROJECTED PROFIT TO THE COMPANY], AND

             (iii) FINALLY, ANY REMAINING NET CASH FLOW TO THE MEMBERS IN PROPORTION TO THEIR RESPECTIVE MEMBERSHIP INTERESTS.

          (b) In the case of a sale of substantially all of the Company's assets or a sale of Membership Interests by a Member, including, but not limited to, exercise of the "Put Option" or the "Call Option" under that certain Put-Call Option Agreement of even date herewith, by and between the Initial Members (the "Put-Call Option Agreement"), the Company shall make any and all Distributions in accordance with Section 9.1(a) to the

Members as of the date immediately preceding the closing of any such sale from the available Net Cash Flow of the Company through such date.

          (c) The Company shall deduct from any Distributions otherwise payable hereunder to a Member any amounts due to the Company from such Member. Any waiver of this provision shall require a Supermajority Member Vote.

     9.2     ALLOCATIONS.

          (a) PROFIT AND LOSS. "Profit" and "Loss" mean, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with Section 703(a) of the Code, with the following adjustments:

               (i) ALL ITEMS OF INCOME, GAIN, LOSS OR DEDUCTION REQUIRED TO BE STATED SEPARATELY PURSUANT TO SECTION 703(A)(1) OF THE CODE SHALL BE INCLUDED IN COMPUTING COMPANY TAXABLE INCOME OR LOSS;

              (ii) ANY TAX-EXEMPT INCOME OF THE COMPANY, NOT OTHERWISE TAKEN INTO ACCOUNT IN COMPUTING THE COMPANY'S TAXABLE INCOME, SHALL BE INCLUDED IN COMPUTING PROFIT OR LOSS;

             (iii) ANY EXPENDITURES OF THE COMPANY DESCRIBED IN SECTION 705(A)(2)(B) (OR TREATED AS SUCH PURSUANT TO REGULATION Section1.704-1(B)(2)(IV)(I)) AND NOT OTHERWISE TAKEN INTO ACCOUNT IN COMPUTING PROFIT OR LOSS, SHALL BE SUBTRACTED FROM TAXABLE INCOME OR LOSS; AND

              (iv)     ANY ITEMS WHICH ARE SPECIALLY ALLOCATED PURSUANT TO THIS
SECTION 9 HEREOF SHALL NOT BE TAKEN INTO ACCOUNT IN COMPUTING PROFIT OR LOSS.

          (b) STANDARD ALLOCATION OF PROFIT AND LOSS. Except as otherwise set forth in this Section 9.2: The Profit and Loss of the Company for each fiscal year shall be allocated among the Members in a manner such that capital accounts of each Member at the end of each such fiscal year would be equal to the Net Cash Flow that would otherwise be distributed to such Member if all the assets of the Company were Disposed of at book value at the end of such fiscal year and Net Cash Flow were Distributed to the Members to the Members in accordance with Section 9.1.


          (c) ALLOCATIONS CAUSING NEGATIVE CAPITAL ACCOUNTS; MINIMUM GAIN RULE AND QUALIFIED INCOME OFFSET.

               (i)     NOTWITHSTANDING THE PROVISIONS OF SECTION 9.2(B):

                       1) IF THE ALLOCATION OF A LOSS TO A MEMBER FOR ANY FISCAL YEAR PURSUANT TO SECTION 9.2(B)(II) WOULD CAUSE SUCH MEMBER TO HAVE AN ADJUSTED CAPITAL ACCOUNT DEFICIT OR INCREASE SUCH ADJUSTED CAPITAL

ACCOUNT DEFICIT AS OF THE END OF SUCH FISCAL YEAR, THEN THE PORTION OF SUCH LOSS THAT WOULD HAVE SUCH EFFECT SHALL INSTEAD BE SPECIALLY ALLOCATED AMONG AND CHARGED TO THE CAPITAL ACCOUNTS OF THE OTHER MEMBERS, PRO RATA, IN PROPORTION TO THEIR RESPECTIVE MEMBERSHIP INTERESTS, SUBJECT TO THE PROVISIONS OF THIS SECTION 9.2(C); AND

                       2) IF, AT THE END OF THE FISCAL YEAR, ANY MEMBER HAS AN ADJUSTED CAPITAL ACCOUNT DEFICIT, THEN (I) ITEMS OF GROSS INCOME FOR SUCH FISCAL YEAR SHALL BE SPECIALLY ALLOCATED TO SUCH MEMBER TO THE EXTENT NECESSARY TO ELIMINATE SUCH DEFICIT, (II) THE PROFIT OR LOSS OF THE COMPANY FOR SUCH FISCAL YEAR SHALL BE RECOMPUTED BY ELIMINATING SUCH SPECIALLY ALLOCATED ITEMS OF GROSS INCOME, AND (III) THE RECOMPUTED PROFIT OR LOSS SHALL BE ALLOCATED TO THE REMAINING MEMBERS AS PROVIDED IN SECTION 9.2(B) AND THIS SECTION 9.2(C).

               (ii) ANY SPECIAL ALLOCATIONS OF PROFIT OR GROSS INCOME PURSUANT TO THIS SECTION 9.2(C) SHALL BE TAKEN INTO ACCOUNT IN COMPUTING SUBSEQUENT ALLOCATIONS OF PROFIT AND LOSS SO THAT, TO THE EXTENT POSSIBLE, THE AGGREGATE AMOUNTS OF PROFIT AND LOSS ALLOCATED TO EACH MEMBER WILL BE EQUAL TO THE AGGREGATE AMOUNTS THAT WOULD HAVE BEEN ALLOCATED TO SUCH MEMBER IN THE ABSENCE OF UNEXPECTED INCREASES OR DECREASES IN ITS ADJUSTED CAPITAL ACCOUNT.

          (d) NONRECOURSE. Except pursuant to Section 16.4, to the extent that (a) any Member or Members may bear the burden of an economic loss corresponding to any Company Loss, deduction or item in the nature thereof attributable to a Company Liability that would be considered nonrecourse for purposes of Regulation Section1.1001-2, (b) any Member makes a loan or Contribution to the Company in order to fund a Company expense corresponding to any Loss, deduction or item in the nature thereof, or (c) any Member bears the economic risk of loss for a Company Liability by reason of such Member's obligation to make a net payment to a creditor with respect to such liability or a net contribution to the Company with respect to such liability, such Loss, deduction or item in the nature thereof shall be allocated solely to the Member or Members who bear such economic burden, who make such loan or Contribution, or who make such net payment or contribution, in the same proportions as such Members bear such economic burden or make such loan, Contribution or net payment. The foregoing provisions are intended to comply with Regulation Section1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations.

          (e) SPECIAL ALLOCATIONS OF ITEMS IN THE NATURE OF INCOME OR GAIN.

               (i) EXCEPT AS PROVIDED IN SECTION 9.2(E)(III) HEREOF, IF ANY MEMBER UNEXPECTEDLY RECEIVES ANY ADJUSTMENT, ALLOCATION OR DISTRIBUTION DESCRIBED IN REGULATION Section1.704-1(B)(2)(II)(D)(4), (5) OR (6), ITEMS OF COMPANY INCOME AND GAIN SHALL BE SPECIALLY ALLOCATED TO SUCH MEMBER IN AN AMOUNT SUFFICIENT TO ELIMINATE, TO THE EXTENT REQUIRED BY THE REGULATIONS, THE ADJUSTED CAPITAL ACCOUNT DEFICIT OF SUCH MEMBER AS QUICKLY AS POSSIBLE.

              (ii) EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.2(E)(III) HEREOF, IF ANY MEMBER HAS A DEFICIT CAPITAL ACCOUNT AT THE END OF ANY COMPANY TAXABLE YEAR WHICH IS IN EXCESS OF THE AMOUNT SUCH MEMBER IS DEEMED TO BE OBLIGATED TO RESTORE PURSUANT TO THE PENULTIMATE SENTENCE OF REGULATION Section1.704-2(G)(1), EACH SUCH MEMBER SHALL BE SPECIFICALLY ALLOCATED ITEMS OF COMPANY INCOME AND GAIN IN THE AMOUNT OF SUCH EXCESS AS QUICKLY AS POSSIBLE.

             (iii) NOTWITHSTANDING ANY OTHER PROVISION OF THIS SECTION 9.2, IF THERE IS A NET DECREASE IN COMPANY MINIMUM GAIN DURING ANY COMPANY TAXABLE YEAR, EACH MEMBER WHO WOULD OTHERWISE HAVE AN ADJUSTED CAPITAL ACCOUNT DEFICIT AT THE END OF SUCH YEAR SHALL BE SPECIFICALLY ALLOCATED ITEMS OF COMPANY INCOME AND GAIN FOR SUCH YEAR (AND, IF NECESSARY, SUBSEQUENT YEARS) IN AN AMOUNT SUFFICIENT TO ELIMINATE SUCH ADJUSTED CAPITAL ACCOUNT DEFICIT AS QUICKLY AS POSSIBLE. THE ITEMS TO BE SO ALLOCATED SHALL BE DETERMINED IN ACCORDANCE WITH REGULATION Section1.704-1(B)(4)(IV)(E). THIS SECTION 9.2(E)(III) IS INTENDED TO COMPLY WITH THE MINIMUM GAIN CHARGEBACK REQUIREMENT IN SUCH SECTION OF THE REGULATIONS AND SHALL BE INTERPRETED CONSISTENTLY THEREWITH.

              (iv) TO THE EXTENT AN ADJUSTMENT TO THE ADJUSTED TAX BASIS OF ANY COMPANY PROPERTY PURSUANT TO CODE SECTION 734(B) OR CODE SECTION 743(B) IS REQUIRED, PURSUANT TO REGULATION Section1.704-1(B)(2)(IV)(M), TO BE TAKEN INTO ACCOUNT IN DETERMINING CAPITAL ACCOUNTS, THE AMOUNT OF SUCH ADJUSTMENT TO THE CAPITAL ACCOUNTS SHALL BE TREATED AS AN ITEM OF GAIN (IF THE ADJUSTMENT INCREASES THE BASIS OF THE ASSET) OR LOSS (IF THE ADJUSTMENT DECREASES THE BASIS OF THE ASSET) AND SUCH GAIN OR LOSS SHALL BE SPECIALLY ALLOCATED TO THE MEMBERS IN A MANNER CONSISTENT WITH THE MANNER IN WHICH THEIR CAPITAL ACCOUNTS ARE REQUIRED TO BE ADJUSTED PURSUANT TO SUCH SECTION OF THE REGULATION.

               (v) ANY SPECIAL ALLOCATIONS OF ITEMS OF INCOME OR GAIN PURSUANT TO SECTIONS 9.2(E)(I) - (IV) HEREOF SHALL BE TAKEN INTO ACCOUNT IN COMPUTING SUBSEQUENT ALLOCATIONS OF PROFITS PURSUANT TO THIS SECTION 9.2, SO THAT THE NET AMOUNT OF ANY ITEMS SO ALLOCATED AND THE PROFITS, LOSSES AND ALL OTHER ITEMS ALLOCATED TO EACH MEMBER PURSUANT TO THIS SECTION 9.2 SHALL, TO THE EXTENT POSSIBLE, BE EQUAL TO THE NET AMOUNT THAT WOULD HAVE BEEN ALLOCATED TO EACH SUCH PERSON PURSUANT TO THE PROVISIONS OF THIS SECTION 9.2 IF SUCH SPECIAL ALLOCATIONS HAD NOT BEEN REQUIRED.

          (f)     TAX ALLOCATIONS.

               (i) IN ACCORDANCE WITH CODE SECTION 704(C) AND THE REGULATIONS THEREUNDER, INCOME, GAIN, LOSS AND DEDUCTION WITH RESPECT TO ANY PROPERTY CONTRIBUTED TO THE CAPITAL OF THE COMPANY SHALL, SOLELY FOR TAX PURPOSES, BE ALLOCATED AMONG THE MEMBERS SO AS TO TAKE ACCOUNT OF ANY VARIATION BETWEEN THE ADJUSTED BASIS OF SUCH PROPERTY CONTRIBUTED TO THE COMPANY FOR FEDERAL INCOME TAX PURPOSES AND ITS INITIAL FAIR MARKET VALUE.

              (ii) IF THE FAIR MARKET VALUE OF ANY COMPANY PROPERTY IS ADJUSTED PURSUANT TO THIS AGREEMENT OR REQUIRED BY THE REGULATIONS, SUBSEQUENT ALLOCATIONS

OF INCOME, GAIN, LOSS AND DEDUCTION WITH RESPECT TO SUCH ASSET SHALL TAKE ACCOUNT OF ANY VARIATION BETWEEN THE ADJUSTED BASIS OF SUCH ASSET FOR FEDERAL INCOME TAX PURPOSES AND ITS FAIR MARKET VALUE IN THE SAME MANNER AS UNDER CODE
SECTION 704(C) AND THE REGULATIONS THEREUNDER.

             (iii) ANY ELECTIONS OR OTHER DECISIONS RELATING TO SUCH ALLOCATIONS SHALL BE MADE BY THE TAX MATTERS MEMBER IN ANY MANNER THAT REASONABLY REFLECTS THE PURPOSE AND INTENTION OF THIS AGREEMENT. ALLOCATIONS PURSUANT TO THIS SECTION 9.2(F) ARE SOLELY FOR PURPOSES OF FEDERAL, STATE AND LOCAL TAXES AND SHALL NOT AFFECT, OR IN ANY WAY BE TAKEN INTO ACCOUNT IN COMPUTING, ANY CAPITAL ACCOUNT OR THE SHARE OF PROFITS, LOSSES, OTHER ITEMS OR DISTRIBUTIONS PURSUANT TO ANY PROVISION OF THIS AGREEMENT.

          (g)     ALLOCATION UPON TRANSFER.

               (i) IF ANY MEMBERSHIP INTEREST IS DISPOSED OF DURING ANY ACCOUNTING PERIOD IN COMPLIANCE WITH THE PROVISIONS OF THIS AGREEMENT, PROFITS, LOSSES, EACH ITEM THEREOF AND ALL OTHER ITEMS ATTRIBUTABLE TO SUCH MEMBERSHIP INTEREST FOR SUCH PERIOD SHALL BE DIVIDED AND ALLOCATED BETWEEN THE TRANSFEROR AND THE TRANSFEREE BY TAKING INTO ACCOUNT THEIR VARYING INTERESTS DURING THE PERIOD IN ACCORDANCE WITH CODE SECTION 706(D), USING ANY CONVENTIONS PERMITTED BY LAW AND SELECTED BY THE TAX MATTERS MEMBER. AS LONG AS THE CONVENTIONS SELECTED REASONABLY ALLOCATE AMONG THE MEMBERS THE INCOME, GAIN, AND/OR LOSS OF THE COMPANY FOR SUCH PERIOD.

              (ii) ALL DISTRIBUTIONS ON OR BEFORE THE DATE OF SUCH DISPOSITION SHALL BE MADE TO THE TRANSFEROR, AND ALL DISTRIBUTIONS THEREAFTER SHALL BE MADE TO THE TRANSFEREE. SOLELY FOR PURPOSES OF MAKING SUCH ALLOCATIONS AND DISTRIBUTIONS, THE COMPANY SHALL RECOGNIZE SUCH DISPOSITION NOT LATER THAN THE END OF THE CALENDAR MONTH DURING WHICH IT IS GIVEN NOTICE OF SUCH DISPOSITION, PROVIDED THAT IF THE COMPANY DOES NOT RECEIVE A NOTICE STATING THE DATE OF THE DISPOSITION OF SUCH MEMBERSHIP INTEREST AND SUCH OTHER INFORMATION AS THE BOARD OF MANAGERS MAY REQUIRE WITHIN 30 DAYS AFTER THE END OF THE ACCOUNTING PERIOD DURING WHICH THE DISPOSITION OCCURS, THEN ALL OF SUCH ITEMS SHALL BE ALLOCATED, AND ALL DISTRIBUTIONS SHALL BE MADE TO THE PERSON WHO, ACCORDING TO THE BOOKS AND RECORDS OF THE COMPANY, ON THE LAST DAY OF THE ACCOUNTING PERIOD DURING WHICH THE DISPOSITION OCCURS, WAS THE OWNER OF THE MEMBERSHIP INTEREST. NEITHER THE COMPANY, THE MEMBERS NOR THE MANAGERS SHALL INCUR ANY LIABILITY FOR MAKING ALLOCATIONS AND DISTRIBUTIONS IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 9.2(G), WHETHER OR NOT THE MANAGERS OR THE COMPANY HAS KNOWLEDGE OF ANY DISPOSITION OF ANY MEMBERSHIP INTEREST.

                                   ARTICLE X
                                     TAXES

     10.1 ELECTIONS. Subject to Section 6.1, the Board of Managers may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company, provided, however, that the Board of Managers shall not elect to use the "remedial method" under Regulation Section 1.704-3(d) or the "traditional method with curative allocations" under Regulation Section 1.704-3(c) without first obtaining a Supermajority Member Vote.

     10.2 TAXES OF TAXING JURISDICTIONS. To the extent that the laws of any Taxing Jurisdiction require, each Member and economic interest holder (or such Members as may be required by the Taxing Jurisdiction) will submit an agreement indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member's income, and interest and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, penalty and interest determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a Distribution for purposes of Article .

     The Board of Managers may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax, interest and penalties so paid.

     10.3 TAX MATTERS MEMBER. The Class A Member shall be designated as the "TAX MATTERS MEMBER" of the Company pursuant to section 6231(a)(7) of the Code; PROVIDED, HOWEVER, that if the Class A Member is ineligible to act as tax matters member, any other Member may act as the Tax Matters Member of the Company. Any Member designated as Tax Matters Member shall take such action as may be necessary to cause each other Member to become a NOTICE MEMBER within the meaning of section 6223 of the Code. Any Member who is designated Tax Matter Member may not take any action contemplated by sections 6222 through 6232 of the Code without the consent of the Board of Managers.

     10.4 TAX MATTERS MEMBER DUTIES. The Tax Matters Member ("TMP") shall keep all Members informed of all administrative and judicial proceedings for the adjustment of Company items at the Company level. The TMP shall file a request for administrative adjustment on behalf of the Company, and at the Company's sole expense, at the direction of the Members upon a Supermajority Member Vote (with the substance of the requested adjustment being determined by such Supermajority Member Vote).

     10.5 ACCRUAL METHOD OF ACCOUNTING. The records of the Company shall be maintained on an accrual method of accounting.

     10.6 CONSISTENT REPORTING. Each party hereto agrees to reflect and report on all tax forms or tax returns to be filed with any federal, state or local government agency or taxing authority, the transactions contemplated and evidenced by this Agreement in a manner that to the greatest extent possible is consistent with the form of the transactions as evidenced by this Agreement and the terminology used in this Agreement.


                                 ARTICLE XI
                     DISPOSITION OF MEMBERSHIP INTERESTS

     11.1 DISPOSITION. No Member or Assignee may Dispose of all or any portion of the Member's or Assignee's Membership Interest except in strict conformity with the provisions of this Article XI. A purported Disposition that is not in conformity with the provisions of this Article XI shall be, and is declared to be, void AB INITIO and will not entitle the purported transferee to any rights or interest in the Company including, without limitation, any right to receive any Distributions. Except as otherwise provided in this Article XI, a Disposition of an interest in the Company does not entitle the transferee to become a Member or exercise any rights of a Member. A Disposition that is in conformity with the provisions of this Article XI will entitle the Assignee to receive, to the extent assigned, only the Distributions and return of capital, and to be allocated the net Profits and net Losses, attributable to such Membership Interest. All costs and expenses incurred in connection with an attempted or effective Disposition shall be borne by the transferor or intended transferor.

    11.2     PERMITTED ASSIGNMENTS.  A Member may assign his Membership
Interest:

          (a)     to Permitted Transferees or another Member; or

          (b) to a Person or Persons not referenced in Section 11.2(a) only with the approval of a Majority of the Remaining Members; PROVIDED, HOWEVER, that no Membership Interest shall be assigned pursuant to this Section 11.2:

               (i) IF SUCH DISPOSITION, ALONE OR WHEN COMBINED WITH OTHER TRANSACTIONS, WOULD RESULT IN A TERMINATION OF THE COMPANY WITHIN THE MEANING OF
SECTION 708 OF THE CODE;

              (ii) WITHOUT AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BOARD OF MANAGERS THAT SUCH ASSIGNMENT IS SUBJECT TO AN EFFECTIVE REGISTRATION UNDER, OR EXEMPT FROM THE REGISTRATION REQUIREMENTS OF, ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS;

             (iii) UNLESS AND UNTIL THE COMPANY RECEIVES FROM THE ASSIGNEE THE INFORMATION AND AGREEMENTS THAT THE BOARD OF MANAGERS MAY REASONABLY REQUIRE, INCLUDING BUT NOT LIMITED TO ANY TAXPAYER IDENTIFICATION NUMBER AND ANY AGREEMENT THAT MAY BE REQUIRED BY ANY TAXING JURISDICTION; OR

              (iv) IF SUCH DISPOSITION WOULD RESULT IN THE COMPANY BEING SUBJECT TO THE INVESTMENT COMPANY ACT OF 1940.

     11.3 CERTAIN PERMITTED DISPOSITIONS. Notwithstanding anything to the contrary set forth in Section 11.1 or 11.2:

          (a) The Initial Member who is a Class B Member may Dispose of its Membership Interests pursuant to the Put-Call Option Agreement.

          (b) The Initial Member who is a Class B Member may Dispose of its Membership Interests pursuant to that certain Assignment, dated as of the date hereof, by and between the Initial Members.

          (c) Upon any transfer of all of a Member's Interest pursuant to such Put-Call Option Agreement, the transferee and the transferor shall be released and discharged from all obligations and liabilities arising under this Agreement to each other and the transferor shall be released of any obligations to the Company under this Agreement, other than such Member's duty to cooperate with respect to preparation of audits, tax returns and other reporting requirements, as may be required of the Company, and any breach of any representations and warranties made by such Member or other obligation under
Section 16.4 prior to such Transfer.

     11.4 COMPLIANCE WITH SECURITIES LAWS. No Member's Membership Interest has been registered under the Securities Act of 1933, as amended, or under any applicable state securities laws. The Company shall have no obligation to register any Member's Membership Interest under the Securities Act of 1933, as amended, or under any applicable state securities laws, or to make any exemption therefrom available to any Member.

     11.5 REGISTRATION OF PLEDGE; COMPLIANCE WITH UCC. The Company shall register the pledge of the Class B Membership Interests created by the Assignment on the books of the Company pursuant to Section 8-108 of the Uniform Commercial Code in effect in the State of Delaware (the "UCC"), and shall comply with all provisions of the UCC regarding uncertificated securities.


                                 ARTICLE  XII
                           DISSOCIATION OF A MEMBER

     12.1 DISSOCIATION. A Person shall cease to be a Member upon the happening of any of the following events:

          (a) the Member's becoming a Bankrupt Member and, in the case of NHP, the occurrence of any event with respect to NHP Incorporated which would cause NHP Incorporated to be a Bankrupt Member were it a Member;

          (b) in the case of a Member who is a natural person, the death of the Member or the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage the Member's estate;

          (c) in the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);

          (d) in the case of a Member that is an Organization other than a corporation, the dissolution and commencement of winding up of the Organization;

          (e) in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; or

          (f) in the case of an estate, the distribution by the fiduciary of the estate's entire interest in the Company.

     12.2 PURCHASE OF DISSOCIATED MEMBER'S MEMBERSHIP INTEREST. Upon the Dissociation of a Member, if the Remaining Members elect to continue the business of the Company, a Majority of the Remaining Members shall, subject to the provisions of the Act, elect one of the two following provisions:

          (a) The Disassociated Member's Membership Interest shall be purchased by the Company for a purchase price equal to the aggregate fair market value of the Member's Membership Interest determined according to the provisions of Section 12.3 hereof. The purchase price of such interest shall be paid by the Company to the Member (or such Member's estate) in cash within 60 days of determination of the aggregate fair market value or, at the Company's option, said debt may be evidenced by a promissory note bearing interest at the Prime Rate with interest payable quarterly, and the principal of which shall be due and payable upon the earlier of (i) expiration of five years or (ii) the sale or other Disposition of all of the Company Property; or

          (b) The Dissociated Member, or a Permitted Transferee of the Dissociated Member's Interest, shall hold the Dissociated Member's Membership Interest as a Member.

     12.3 PURCHASE PRICE OF DISSOCIATED MEMBER'S MEMBERSHIP INTEREST. The fair market value of a Member's Interest to be purchased by the Company pursuant to Section 12.2(a) shall be determined by agreement between the Dissociated Member (or the Assignee of the Dissociated Member's Membership Interest, as the case may be) and a Majority of the Remaining Members of the Company. For this purpose, the fair market value of the Dissociated Member's Membership Interest shall be computed as the amount which could reasonably be expected to be realized by such Member upon the sale of all of the Company Property in the ordinary course of business at the time of Dissociation. If the Dissociated Member (or the Assignee of the Dissociated Member's Membership Interest, as the case may be) and a Majority of the Remaining Members of the Company cannot agree upon the fair market value of such Membership Interest within thirty (30) days, the fair market value thereof shall be determined by appraisal. A Majority of the Remaining Members of the Company and the Dissociated Member (or the Assignee of the Dissociated Member's Membership Interest, as the case may be) shall jointly select a certified appraiser (and, in the event that the Remaining Members and the Dissociated Member cannot agree upon an appraiser, then the appraiser shall be selected by the Company's (in the event PRC (or its Affiliates) is the Dissociated Member) or the Remaining Member's (in the event NHP (or its Affiliates) is the Dissociated Member) and such party's respective certified public accounting firms), which appraiser shall determine the value of the Membership Interest. The purchase price for such Dissociated Member's Membership Interests shall be equal to the value as determined by such appraiser (the APPRAISED VALUE) unless such Appraised Value is higher than the purchase price as determined by the Dissociated Member (in which event the Dissociated Member's purchase price shall apply), or lower than the Company's purchase price as determined by the Remaining Members of the Company (in which event the Remaining Members of the Company's purchase price shall apply). The purchase price for such Dissociated Member's Membership Interest, as determined by the preceding sentence, shall be final and binding and may be enforced by legal proceedings. The compensation of the appraiser shall be borne equally by the Dissociated Member (or the Assignee of the Dissociated Member's Membership Interest, as the case may be) and the Company.

     12.4 DAMAGES. The provisions set forth herein shall not affect any claim the Company may have against the Dissociated Member. The Company shall have the right to offset any payments due under this Article by any costs, fees and damages that the Company may incur in connection with any such claim.


                                ARTICLE  XIII
           ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS; WITHDRAWAL
                   RIGHTS OF MEMBERS; EXCLUSION OF MEMBERS

     13.1 ADMISSION OF SUBSTITUTE MEMBERS. An Assignee of a Membership Interest shall be admitted as a Substitute Member, to all the rights of the Member who initially assigned the Membership Interest, only with the approval, which may be withheld in their sole and absolute discretion, of a Majority of the Remaining Members. If so admitted, the Substitute Member shall have all the rights and powers and be subject to all the restrictions and liabilities of the Member originally holding the Membership Interest. The admission of a Substitute Member, without more, shall not release the Member originally holding the Membership Interest from any liability to the Company that may have existed prior to the approval.

     13.2     ADMISSION OF PERMITTED TRANSFEREES.   Notwithstanding Section 13.1
hereof, the Assignee of a Membership Interest of any Member shall be admitted as a Substitute Member without the consent of the Remaining Members if (i) the transfer occurs by reason of or incident to the death, dissolution, divorce, liquidation, merger or termination of the transferor Member, and (ii) the Transferee is a Permitted Transferee.

     13.3 ADMISSION OF ADDITIONAL MEMBERS. Additional Members may be admitted to the Company only upon the prior authorization of the Members pursuant to a Supermajority Member Vote.

     13.4 WITHDRAWAL RIGHTS OF MEMBERS. No Member shall have the right to withdraw or resign as a Member of the Company except (i) in connection with such Member's Disposition of all, but not less than all, of its Membership Interests in connection with Sections 11.2 or 11.3 or (ii) with the express prior written consent of each of the Remaining Members, which consent may be granted or withheld in the sole and absolute discretion of each such Remaining Member.

     13.5 EXPULSION OF MEMBERS. No Member shall have the right to remove or otherwise cause the expulsion from the Company of any other Member.


                                 ARTICLE  XIV
                          DISSOLUTION AND WINDING UP

     14.1 DISSOLUTION. The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events:

          (a)     the expiration of the Term;

          (b)     the unanimous written consent of all of the Members;

          (c) the Dissociation of any Member, unless the business of the Company is continued with the consent of a Majority of the Remaining Members; or

          (d)     upon a decree of judicial dissolution entered pursuant to
Section 18-802 of the Act.

     14.2 EFFECT OF DISSOLUTION. Upon dissolution, the Company shall cease carrying on, as distinguished from the winding up of, the Company business, but the Company shall not be terminated, and shall continue until the winding up of the affairs of the Company is completed and the certificate of cancellation has been issued by the Secretary of State of the State of Delaware.

     14.3 DISTRIBUTION OF ASSETS ON DISSOLUTION. Upon the winding up of the Company, the Company Property shall be distributed:

          (a) first, to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of Company Liabilities, including, but not limited to, PARI PASSU to any Liabilities under the Subcontract Agreements with NHP and PRC;

          (b) second, to the setting up of any reserves which the Board of Managers may deem necessary or appropriate for any anticipated obligations or contingencies of the Company arising out of or in connection with the operation or business of the Company. Such reserves may be paid over by the Members to an escrow agent or trustee selected by the Members to be disbursed by such escrow agent or trustee in payment of any of the aforementioned obligations or contingencies and, if any balance remains at the expiration of such period as the Members shall deem advisable, shall be distributed by such escrow agent or trustee in the manner hereinafter provided;

          (c) third, to any accrued and unpaid Class B Priority Return, plus a deferral charge as set forth in Section 9.1(a), and then to any unpaid Class A Priority Return, plus a deferral charge as set forth in Section 9.1(a);

          (d) thereafter, to the Members proportionately in accordance with their Membership Interests.

Liquidation proceeds shall be paid as soon as practicable following liquidation, and in any event within 90 days after the date of liquidation. Such Distributions shall be in Money and/or Property (which shall be distributed proportionately), except as determined by Supermajority Member Vote.

     14.4     WINDING UP AND CERTIFICATE OF DISSOLUTION.   The winding up of the
Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining Company Property has been distributed to the Members. Upon the completion of winding up of the Company, a certificate of cancellation shall be delivered for filing to the Secretary of State of the State of Delaware. The certificate of cancellation shall set forth the information required by the Act.

                                 ARTICLE  XV
                                  AMENDMENT

     This Agreement may be amended or modified from time to time only by a written instrument executed by each of the Members.


                                 ARTICLE  XVI
                           MISCELLANEOUS PROVISIONS

     16.1 NOTICE. All notices and other communications hereunder shall be in writing (including telex or similar writing) and shall be deemed given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (with receipt electronically confirmed by sender's machine) if prior to 6 p.m. (Eastern Time) on a Business Day, otherwise on the next Business Day, or
(c) one (1) Business Day after the date sent to the recipient by reputable express courier service (charges prepaid) to the parties at the following addresses or telecopier numbers (or at such other address, or telecopy number for a party as shall be specified by like notice):

          (a) if to Class B Member, to:

                    Property Resources Corporation
                    19 East 82nd Street
                    New York, New York  10028
                    Attn:  Mr. Frank E. Linde
                    Fax:  (212) 737-3989
               with a copy to:

                    Willkie Farr & Gallagher
                    One Citicorp Center
                    153 East 53rd Street
                    New York, New York  10022
                    Attn: Jack H. Nusbaum, Esquire
                    Fax:  (212) 821-8111

          (b) if to Class A Member, to:

                    NHP Incorporated
                    Fairfax Square
                    8065 Leesburg Pike, Suite 400
                    Vienna, Virginia  22182-2738
                    Attn: Mr. Robert M. Greenfield, Executive Vice President
                          and a copy to Joel Bonder, Esquire, General Counsel
                    Fax:  (703) 394-2932

               with a copy to:

                    Swidler & Berlin, Chartered
                    3000 K Street, N.W., Suite 300
                    Washington, D.C. 20007
                    Attn: Kenneth G. Lore, Esquire
                    Fax:  (202) 424-7645

     16.2 NO PARTNERSHIP INTENDED FOR NONTAX PURPOSES. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the Delaware Uniform Partnership Act nor the Delaware Revised Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

     16.3 RIGHTS OF CREDITORS AND THIRD PARTIES UNDER THIS AGREEMENT. This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their permitted successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement, Admission Agreement or any agreement between the Company and any Member with respect to any Contribution or otherwise.

     16.4 CERTAIN EXPENSES. Each party shall bear the expenses incurred by it in connection with the organization of the Company. The Class B Members shall reimburse the Company for all governmental filing fees (excluding any taxes) incurred in connection with the formation of the

Company and the qualification of the Company as a foreign limited liability company in the State of New York. Any payments pursuant to this Section 16.4 shall not be deemed to be additions to capital, and shall not be included in the calculation of the Members' Capital Accounts or their percentage Membership Interests. The Class A Members and the Class B Members shall equally bear the costs of any tax preparation and audits and tax preparation costs set forth herein not to exceed a total cost of $12,000 for the first audit year and $10,000 for each year thereafter, which costs shall be paid from the funds that would otherwise be distributed to such Members.

     16.5 GOVERNING LAW. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE, INTERPRETATION, OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

     16.6 ARBITRATION. Except to the extent this Agreement provides otherwise, any dispute arising under this Agreement shall be resolved by arbitration as hereinafter provided. The party desiring arbitration shall give written notice to that effect to the other party and to such party's counsel, as provided for in Section 16.1 hereof. The party initiating the arbitration shall send a copy of the notice initiating the arbitration to the American Arbitration Association (or its successor) and shall request that the American Arbitration Association select within 10 days thereafter an individual who meets the following criteria to act as the arbitrator. The arbitrator must be (i) "independent," I.E., not having at that time or at any time within the immediately preceding five (5) years a substantial relationship with either party to the arbitration, any Affiliate of either such party, or any officer or director of any such party or Affiliate (ii) an attorney having at least ten
(10) years experience, and (iii) knowledgeable in the areas of multi-family residential real estate ownership, management and finance. No party to the arbitration shall have any right to object to the individual named as the arbitrator except upon the ground that the named individual does not meet the aforesaid criteria. If more than one arbitration is conducted pursuant to this Agreement, the parties agree to use the same arbitrator, subject to his availability. The arbitration shall be conducted in the City of New York and, to the extent consistent with this Paragraph, in accordance with the expedited procedures set forth in and otherwise in accordance with the then Commercial Arbitration Rules of the American Arbitration Association (or any organization successor thereto). The arbitrator shall be instructed to proceed with all reasonable diligence to resolve the dispute by no later than 30 days after the date on which the American Arbitration Association received the request to initiate the arbitration, to render his decision in writing and to deliver counterpart copies thereof to each of the parties. The arbitrator may issue a default award against a party that fails to appear at any meeting or hearing scheduled by the arbitrator or which attempts to delay the arbitration. Such decision shall be binding, final and conclusive on the parties. Judgment may be had on the decision so rendered in any court of competent jurisdiction, federal or state, and may be enforced in accordance with the laws of the State of Delaware. The fees of the arbitrator, the fees and expenses of respective counsel engaged by the parties, the fees and expenses of expert witnesses and other witnesses called by the parties and the cost of transcripts shall be paid by the party against which the dispute is resolved, unless otherwise specified by the arbitrator.

     16.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     16.8     RULES OF CONSTRUCTION.  Unless the context otherwise requires:
(a) a term has the meaning assigned to it by this Agreement; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (c) "or" is not exclusive; and (d) words in the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. Any references to any statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. This Agreement represents the result of bargaining and negotiations between the parties hereto during which each party has had the benefit of legal counsel. Consequently, each of the parties hereto expressly waives and disclaims, in connection with the interpretation of this Agreement, any rule of law requiring that ambiguous or conflicting terms be construed against the party that drafted or prepared this Agreement.

     16.9 SPECIFIC PERFORMANCE. Without limiting or waiving in any respect any rights or remedies of the parties hereto under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto agrees that damages for breach are an inadequate remedy for loss suffered by reason of breach hereof and that the parties hereto shall be entitled to seek injunctive relief and/or specific performance (as applicable) concerning the obligations to be performed by the others in accordance with the provisions of this Agreement.


                                 ARTICLE  XVII
                           NHP INCORPORATED GUARANTY

     17.1 GUARANTY. NHP Incorporated, a Delaware corporation (GUARANTOR) hereby irrevocably and unconditionally guarantees the due and prompt payment and performance of all obligations, covenants and agreements to be performed by NHP hereunder (the OBLIGATIONS).

     17.2 NATURE OF GUARANTY. The guaranty to be provided by Guarantor pursuant to Section 17.1 hereof is a guaranty of payment and performance, not merely of collection, and is independent of any other guaranty or surety of the Obligations. If NHP shall fail to perform or pay any Obligation, Guarantor shall pay or perform such Obligation as and when due. Guarantor hereby waives
(i) promptness, diligence, notice, disclosure, demand for, presentment, protest and dishonor, and (ii) except as set forth below, any right to force the Company or the Members to proceed first, concurrently or jointly against NHP, any other guarantor, surety or other co-obligor.

     17.3 REPRESENTATIONS AND WARRANTIES. Guarantor hereby makes the representations and warranties set forth in Sections 6.5(a), (d) and (e).

     17.4 OWNERSHIP OF NHP. Guarantor represents and warrants that it is Beneficial Owner of all of the outstanding equity of NHP, and that it shall not, directly or indirectly, dispose or otherwise transfer any direct or indirect equity interest in NHP, other than to an Affiliate, without the prior written consent of all of the Members.

     IN WITNESS WHEREOF, we have hereunto set out hand and seals on the date set forth beside our names.

                                    MEMBERS:

                                    Class A Member:

                                    NHP MANAGEMENT COMPANY, a District
                                    of Columbia corporation

January 6, 1997                     By:
-----------------------                  ----------------------------
                                    Its: Executive Vice President
                                         ----------------------------

                                    Class B Member:

                                    PROPERTY RESOURCES CORPORATION, a
                                    New York corporation


January 6, 1997                     By:
-----------------------                  ----------------------------
                                    Its: Vice President
                                         ----------------------------

                                    Guarantor:

                                    NHP INCORPORATED, a Delaware corporation


January 6, 1996                     By:
-----------------------                  ----------------------------
                                    Its: Executive Vice President
                                         ----------------------------

                                  EXHIBIT A

                 To Amended and Restated Operating Agreement
                      of NHP/PRC Management Company LLC


                               INITIAL MEMBERS

                                         MEMBERSHIP PERCENTAGES OF
INITIAL MEMBER/ADDRESS                 CLASS OF MEMBERSHIP INTERESTS
----------------------                 -----------------------------

CLASS A MEMBER
--------------
NHP Management Company                              100%
c/o NHP Incorporated
Fairfax Square
8065 Leesburg Pike
Suite 400
Vienna, VA  22182-2738

CLASS B MEMBER
--------------
Property Resources Corporation                       100%
19 East 82nd Street
New York, NY  10028

                                      - 42 -

